Exhibit 16.1

December 14, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We are the former independent auditors for Patient Safety Technologies, Inc. (the “Company”). We have read the Company’s current report on Form 8-K/A, filed December 14, 2006, and are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Peterson & Co., LLP

PETERSON & CO., LLP